Exhibit 99.1

Metallus Announces Third-Quarter 2026 Results

•
Net sales of $337.2 million, up 10% year over year; net income increased to $23.8 million from $8.1 million in the third quarter of 2025 and $8.9 million in the second quarter of 2026
•
Adjusted EBITDA of $34.5 million, an increase of 19% sequentially and year over year
•
Invested $13.1 million in capital expenditures and $3.6 million to repurchase common shares
•
Strong customer demand continues to drive order book growth, reinforcing visibility and anticipated profitable growth into 2027
•
Awarded U.S. Defense Logistics Agency (DLA) contract and initial $125 million purchase order, further supporting long-term growth opportunities within the aerospace & defense end-market
•
Cash and cash equivalents of $98.6 million with total liquidity(1) of $388.7 million as of September 30, 2026

CANTON, Ohio: November 2, 2026 – Metallus (NYSE: MTUS), a leader in high-quality specialty metals, manufactured components and supply chain solutions, today reported third-quarter 2026 net sales of $337.2 million and net income of $23.8 million, or $0.55 per diluted share. On an adjusted basis(2), the third-quarter 2026 net income was $14.9 million, or $0.35 per diluted share, and adjusted EBITDA was $34.5 million.

This compares with the sequential second-quarter 2026 net sales of $341.0 million and net income of $8.9 million, or $0.21 per diluted share. On an adjusted basis(2), the second-quarter 2026 net income was $11.1 million, or $0.26 per diluted share, and adjusted EBITDA was $29.0 million.

In the same quarter last year, the company had net sales of $305.9 million and net income of $8.1 million, or $0.19 per diluted share. On an adjusted basis(2), the third-quarter 2025 net income was $11.8 million, or $0.27 per diluted share, and adjusted EBITDA was $29.0 million.

As previously announced, Kristopher Westbrooks, president and chief operating officer, will succeed Mike Williams as chief executive officer upon Mr. Williams' retirement at the end of this year. The planned leadership transition reflects the Board of Directors' commitment to a seamless succession and continued execution of the company's long-term strategic priorities.

“Our third-quarter performance reflects continued execution of our strategic priorities, as we delivered higher adjusted EBITDA both sequentially and year over year,” said Mike Williams, chief executive officer. “We are pleased to have achieved our annualized $250 million run-rate sales target for aerospace & defense this quarter. The continued expansion of favorable product mix and disciplined pricing actions coupled with strength across all end markets allowed us to deliver the third straight quarter of year-over-year improved profitability. During the quarter, we celebrated the commissioning of new assets supporting critical defense materials, announced our planned CEO transition, and further strengthened our long-term growth outlook with a new DLA award, including an initial $125 million purchase order and a contract value of up to $995 million over five years.”

“The momentum we have built throughout 2026, combined with growing demand, targeted investments and continued operational execution, reinforces our confidence for another year of anticipated profitable growth as we plan for 2027. Metallus is well positioned to better serve customers across all end markets while creating sustainable long-term shareholder value.”

THIRD-QUARTER 2026 FINANCIAL SUMMARY

•
Net sales decreased 1 percent to $337.2 million compared with the second quarter of 2026. The sequential decrease was primarily driven by lower shipments primarily in automotive and energy end markets, partially offset by higher average base sales(2) prices and improved product mix resulting from higher aerospace & defense shipments. Compared with the prior-year third quarter, net sales increased 10 percent, as a result of higher average base sales(2) prices, increased raw material surcharge revenue per ton and favorable product mix.
•
Ship tons decreased 8,400 tons sequentially, or 5 percent, to 165,800 tons driven primarily by lower shipments in automotive and energy end markets, slightly offset by increased shipments in aerospace & defense. Compared with the prior-year third quarter, shipments increased 2 percent, driven by higher shipments in the aerospace & defense and energy end-markets.
•
Melt utilization was 76 percent in the third quarter, excluding an approximate three percentage point impact of electricity curtailments, compared with 74 percent in both the second quarter of 2026 and the prior-year third quarter. Manufacturing cost performance declined sequentially due to planned shutdown timing, the impact of electricity curtailments and higher operating costs to support demand.

CASH, LIQUIDITY AND REPURCHASE ACTIVITY

As of September 30, 2026, the company’s cash and cash equivalents balance was $98.6 million. In the third quarter, operating cash flow totaled $6.8 million, driven by profitability, which was largely offset by higher inventory to support business needs. Capital expenditures totaled $13.1 million in the third quarter, including $4.9 million for projects primarily funded by the U.S. government. Total liquidity(1) was $388.7 million as of September 30, 2026.

During the third quarter, the company repurchased 0.2 million common shares at an aggregate cost of $3.6 million. As of September 30, 2026, the company had $78.2 million remaining under its authorized share repurchase program.

OUTLOOK

Given the elements outlined in the outlook below, the company expects fourth-quarter adjusted EBITDA to be lower than the third quarter of 2026.

Commercial:

•
Fourth-quarter shipments are expected to decrease sequentially by a high-single-digit percentage, primarily due to normal year-end seasonality, while increasing compared with the prior-year fourth quarter.

•
Lead times for bar and tube products currently extend into the second quarter of 2027.
•
Based on lead times and anticipated product mix, fourth-quarter price/mix is expected to be slightly lower than the third quarter.
•
The company announced price increases effective early October for customers not covered by annual pricing agreements of $60 per ton on bar and quench and temper seamless mechanical tubing.

Operations:

•
Annual shutdown maintenance is planned for the fourth quarter and is expected to unfavorably impact adjusted EBITDA by approximately $10 to $15 million versus the third quarter, reflecting incremental shutdown costs and lower fixed-cost leverage associated with a sequential decline in melt utilization, consistent with prior year timing.
•
Based on the factors noted above, we expect full-year adjusted EBITDA for 2026 to be between $100 to $105 million.

Other matters:

•
Planned capital expenditures remain at approximately $70 million in 2026, inclusive of $35 million of capital expenditures partially funded by the U.S. government.
•
The company does not expect to make any additional pension contributions in the fourth quarter of 2026.
•
An adjusted effective income tax rate(3) between 27 and 30 percent is expected for the full year 2026.

(1)
The company defines total liquidity as available borrowing capacity plus cash and cash equivalents.
(2)
Please see discussion of non-GAAP financial measures in this news release.
(3)
The company defines the adjusted effective income tax rate as adjusted income tax expense (benefit) divided by adjusted pre-tax (loss) income.

METALLUS EARNINGS WEBCAST INFORMATION

Metallus will provide live Internet listening access to its conference call with the financial community scheduled for Tuesday, November 3, 2026, at 9:00 a.m. ET. The live conference call will be broadcast at investors.metallus.com. A replay of the conference call will also be available at investors.metallus.com.

ABOUT METALLUS INC.

Metallus (NYSE: MTUS) manufactures high-performance specialty metals from recycled scrap metal in Canton, OH, serving demanding applications in industrial, automotive, aerospace & defense and energy end-markets. The company is a premier U.S. producer of alloy steel bars (up to 16 inches in diameter), seamless mechanical tubing and manufactured components. In the business of making high-quality steel for more than 100 years, Metallus' proven expertise contributes to the performance of our customers' products. The company employs approximately 1,900 people and had sales of $1.2 billion in 2025. For more information, please visit us at www.metallus.com.

-###-

Investor contact:

Jenna Johnson

P 330.471.4375

ir@metallus.com

NON-GAAP FINANCIAL MEASURES

Metallus reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”) and corresponding metrics as non-GAAP financial measures. This earnings release includes references to the following non-GAAP financial measures: adjusted earnings (loss) per share, adjusted net income (loss), EBITDA, adjusted EBITDA, free cash flow, base sales, adjusted effective tax rate, and other adjusted items. These are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting these non-GAAP financial measures is useful to investors as these measures are representative of the company’s performance and provide improved comparability of results. See the attached schedules for definitions of the non-GAAP financial measures referred to above and corresponding reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures. At this time, the company is unable to reconcile its fourth-quarter adjusted EBITDA outlook to a comparable GAAP measure due to the expected year-end remeasurement of its pension and OPEB plan assets and obligations as of December 31, 2026. The resulting gain or loss cannot be reasonably estimated at this time. Non-GAAP financial measures should be viewed as additions to, and not as alternatives for, Metallus' results prepared in accordance with GAAP. In addition, the non-GAAP measures Metallus uses may differ from non-GAAP measures used by other companies, and other companies may not define the non-GAAP measures Metallus uses in the same way.

FORWARD-LOOKING STATEMENTS

This news release includes "forward-looking" statements within the meaning of the federal securities laws. You can generally identify the company's forward-looking statements by words such as "will," "anticipate," "aspire," "believe," "could," "estimate," "expect," "forecast," "outlook," "intend," "may," "plan," "possible," "potential," "predict," "project," "seek," "target," "should," "would," "strategy," or "strategic direction" or other similar words, phrases or expressions that convey the uncertainty of future events or outcomes. The company cautions readers that actual results may differ materially from those expressed or implied in forward-looking statements made by or on behalf of the company due to a variety of factors, such as: (1) the effects of fluctuations in customer demand on sales, product mix and prices in the industries in which the company operates, including the ability of the company to respond to rapid changes in customer demand including but not limited to changes in domestic and worldwide political and economic conditions due to, among other factors, U.S. and foreign trade policies and the impact on economic conditions, changes in customer operating schedules due to supply chain constraints or unplanned work stoppages, the ability of customers to obtain financing to purchase the company’s products or equipment that contains its products, the effects of customer bankruptcies or liquidations, the impact of changes in industrial business cycles, and whether conditions of fair trade exist in U.S. markets; (2) changes in operating costs, including the effect of changes in the company's manufacturing processes, changes in costs associated with varying levels of operations and manufacturing capacity, availability of raw materials and energy, the company's ability to mitigate the impact of fluctuations in raw materials and energy costs and the effectiveness of its surcharge mechanism, changes in the expected costs associated with product warranty claims, changes resulting from inventory management, cost reduction initiatives and different levels of customer demands, the effects of unplanned work stoppages, availability of skilled labor and changes in the cost of labor and benefits; (3) the success of the company's operating plans, announced programs, initiatives and capital investments, the consistency to meet demand levels following unplanned downtime, and the company's ability to maintain appropriate relations with the union that represents its associates in certain locations in order to avoid disruptions of business; (4) whether the company is able to successfully implement actions designed to improve profitability on anticipated terms and timetables and whether the company is able to fully realize the expected benefits of such actions; (5) the company's pension obligations and investment performance; (6) with respect to the company's ability to achieve its sustainability goals, including its 2030 environmental goals, the ability to meet such goals within the expected timeframe, changes in laws, regulations, prevailing standards or public policy, the alignment of the scientific community on measurement and reporting approaches, the complexity of commodity supply chains and the evolution of and adoption of new technology, including traceability practices, tools and processes; (7) availability of property insurance coverage at commercially reasonable rates or insufficient insurance coverage to cover claims or damages; (8) the availability of financing and interest rates, which affect the company's cost of funds and/or ability to raise capital; (9) the impacts from any repurchases of our common shares, including the timing and amount of any repurchases; (10) competitive factors, including changes in market penetration, increasing price competition by existing or new foreign and domestic competitors, the introduction of new products by existing and new competitors, and new technology that may impact the way the company's products are sold or distributed; (11) deterioration in global economic conditions, or in economic conditions in any of the geographic regions in which the company conducts business, including additional adverse effects from global economic slowdown, terrorism or hostilities, including political risks associated with the potential instability of governments and legal systems in countries in which the company or its customers conduct business, and changes in currency valuations; (12) the impact of global conflicts on the economy, sourcing of raw materials, and commodity prices; (13) climate-related risks, including environmental and severe weather caused by climate changes, and legislative and regulatory initiatives addressing global climate change or other environmental concerns; (14) unanticipated litigation, claims or assessments, including claims or problems related to intellectual property, product liability or warranty, employment matters, regulatory compliance and environmental issues and taxes, among other matters; (15) cyber-related risks, including information technology system failures, interruptions and security breaches; (16) the potential impact of pandemics, epidemics, widespread illness or other health issues; (17) with respect to the equipment investments to support the U.S. Army’s mission of ramping up munitions production in the coming years, whether the anticipated increase in throughput is achieved; and (18) whether the DLA submits additional delivery orders under the IDIQ contract and the value of specialty steel products ultimately delivered under the IDIQ contract. Further, this news release represents our current policy and intent and is not intended to create legal rights or obligations. Certain standards of measurement and performance contained in this news release are developing and based on assumptions, and no assurance can be given that any plan, objective, initiative, projection, goal, mission, commitment, expectation or prospect set forth in this news release can or will be achieved. Inclusion of information in this news release is not an indication that the subject or information is material to our business or operating results.

Additional risks relating to the company's business, the industries in which the company operates, or the company's common shares may be described from time to time in the company's filings with the SEC. All of these risk factors are difficult to predict, are subject to material uncertainties that may affect actual results and may be beyond the company's control. Readers are cautioned that it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results and that the above list should not be considered to be a complete list. Except as required by the federal securities laws, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

CONSOLIDATED STATEMENTS OF OPERATIONS
	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share data) (Unaudited)	2026	2025	2026	2025
Net sales	$337.2	$305.9	$986.5	$891.0
Cost of products sold	300.9	270.9	891.0	801.9
Gross Profit	36.3	35.0	95.5	89.1
Selling, general & administrative expenses (SG&A)	23.8	24.5	69.7	71.7
Restructuring charges	—	2.7	—	2.7
Loss (gain) on sale or disposal of assets, net	0.2	0.2	0.4	(1.3)
Loss on extinguishment of debt	—	—	—	3.6
Other (income) expense, net	(19.7)	(1.9)	(26.0)	(5.8)
Interest (income) expense, net	(0.3)	(1.4)	(0.8)	(4.2)
Income (Loss) Before Income Taxes	32.3	10.9	52.2	22.4
Provision (benefit) for income taxes	8.5	2.8	14.1	9.3
Net Income (Loss)	$23.8	$8.1	$38.1	$13.1

Net Income (Loss) per Common Share:
Basic earnings (loss) per share	$0.57	$0.19	$0.92	$0.31
Diluted earnings (loss) per share(1, 2)	$0.55	$0.19	$0.88	$0.30

Weighted average shares outstanding - basic	41.4	41.8	41.6	42.0
Weighted average shares outstanding - diluted(1, 2)	43.1	43.0	43.1	43.3

(1) For the three and nine months ended September 30, 2026, common share equivalents for shares issuable for equity-based awards (1.7 million shares and 1.5 million shares, respectively) were included in the computation of diluted earnings (loss) per share, as they were considered dilutive.

(2) For the three and nine months ended September 30, 2025, common share equivalents for shares issuable for equity-based awards (1.2 million shares and 0.9 million shares, respectively) were included in the computation of diluted earnings (loss) per share, as they were considered dilutive. For the nine months ended September 30, 2025, common share equivalents for shares issuable upon the conversion of outstanding convertible notes (0.4 million shares) were included in the computation of diluted earnings (loss) per share, as they were considered dilutive. For the convertible notes, the company utilizes the if-converted method to calculate diluted earnings (loss) per share. Based on the timing of the convertible note settlement during the three and nine months ended September 30, 2025, there were no adjustments to net income for the add back of convertible notes interest expense (including amortization of convertible notes issuance costs).

CONSOLIDATED BALANCE SHEETS
(Dollars in millions) (Unaudited)	September 30, 2026	December 31, 2025
ASSETS
Cash and cash equivalents	$98.6	$156.7
Accounts receivable, net of allowances	155.0	126.0
Inventories, net	294.7	243.2
Deferred charges and prepaid expenses	20.1	26.4
Other current assets	1.2	0.9
Total Current Assets	569.6	553.2

Property, plant and equipment, net	457.2	562.5
Operating lease right-of-use assets	11.3	11.4
Finance lease right-of-use assets	3.0	3.5
Pension assets	6.9	5.6
Intangible assets, net	2.4	2.9
Other non-current assets	2.3	1.1
Total Assets	$1,052.7	$1,140.2

LIABILITIES
Accounts payable	$157.4	$151.1
Salaries, wages and benefits	27.9	29.0
Accrued pension and postretirement costs	17.4	26.8
Current operating lease liabilities	4.0	4.0
Current finance lease liabilities	0.8	0.8
Current convertible notes, net	—	—
Government funding liabilities	—	85.6
Other current liabilities	23.4	17.6
Total Current Liabilities	230.9	314.9

Credit agreement	—	—
Non-current operating lease liabilities	7.2	7.3
Non-current finance lease liabilities	2.2	2.8
Accrued pension and postretirement costs	73.2	100.2
Deferred income taxes	16.9	16.9
Other non-current liabilities	7.5	12.1
Total Liabilities	337.9	454.2
SHAREHOLDERS' EQUITY
Additional paid-in capital	852.2	850.2
Retained deficit	(15.5)	(53.6)
Treasury shares	(122.0)	(116.0)
Accumulated other comprehensive income (loss)	0.1	5.4
Total Shareholders' Equity	714.8	686.0
Total Liabilities and Shareholders' Equity	$1,052.7	$1,140.2

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions) (Unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
CASH PROVIDED (USED)
Operating Activities
Net income (loss)	$23.8	$8.1	$38.1	$13.1
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	14.5	14.3	41.6	42.1
Amortization of deferred financing fees	0.1	0.1	0.4	0.3
Loss on extinguishment of debt	—	—	—	3.6
Loss (gain) on sale or disposal of assets, net	0.2	0.2	0.4	(1.3)
Deferred income taxes	—	0.8	—	0.8
Stock-based compensation expense	3.6	3.8	10.2	10.9
Pension and postretirement expense (benefit), net	(15.6)	0.8	(17.2)	2.6
Changes in operating assets and liabilities:
Accounts receivable, net	(2.4)	0.4	(29.2)	(38.1)
Inventories, net	(19.1)	(14.1)	(51.6)	(17.3)
Accounts payable	0.4	5.3	19.4	31.2
Other accrued expenses	8.6	7.3	1.8	15.5
Deferred charges and prepaid expenses	(6.3)	(5.0)	6.2	10.0
Pension and postretirement contributions and payments	—	(0.5)	(25.2)	(60.1)
Other, net	(1.0)	0.5	(2.2)	4.6
Net Cash Provided (Used) by Operating Activities	6.8	22.0	(7.3)	17.9
Investing Activities
Capital expenditures	(13.1)	(28.4)	(53.0)	(73.7)
Proceeds from government funding	—	10.0	17.2	28.0
Proceeds from disposals of property, plant and equipment	—	—	—	1.7
Net Cash Provided (Used) by Investing Activities	(13.1)	(18.4)	(35.8)	(44.0)
Financing Activities
Purchase of treasury shares	(3.6)	(3.0)	(11.5)	(11.9)
Proceeds from exercise of stock options	0.1	—	0.4	—
Shares surrendered for employee taxes on stock compensation	—	—	(3.0)	(2.6)
Debt issuance costs	(0.2)	—	(1.5)	—
Repayments on convertible notes	—	—	—	(9.1)
Other financing activities	—	—	(0.2)	—
Net Cash Provided (Used) by Financing Activities	(3.7)	(3.0)	(15.8)	(23.6)
Increase (Decrease) in Cash, Cash Equivalents, and Restricted Cash	(10.0)	0.6	(58.9)	(49.7)
Cash, cash equivalents, and restricted cash at beginning of period	108.6	191.6	157.5	241.9
Cash, Cash Equivalents, and Restricted Cash at End of Period	$98.6	$192.2	$98.6	$192.2

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the Consolidated Balance Sheets that sum to the total of the same such amounts shown in the Consolidated Statements of Cash Flows:

Cash and cash equivalents	$98.6	$191.5	$98.6	$191.5
Restricted cash reported in other current assets	—	0.7	—	0.7
Total cash, cash equivalents, and restricted cash shown in the Consolidated Statements of Cash Flows	$98.6	$192.2	$98.6	$192.2

Reconciliation of Free Cash Flow to GAAP Net Cash Provided (Used) by Operating Activities:

This reconciliation is provided as additional relevant information about the company's financial position. Free cash flow is an important financial measure used in the management of the business. Management believes that free cash flow is useful to investors because it is a meaningful indicator of cash generated from operating activities available for the execution of its business strategy.

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions) (Unaudited)	2026	2025	2026	2025
Net Cash Provided (Used) by Operating Activities	$6.8	$22.0	$(7.3)	$17.9
Less: Capital expenditures less government-funded capital expenditures(1)	(8.2)	(6.4)	(20.3)	(22.5)
Less: MTUS portion of government-funded capital expenditures	(4.9)	—	(15.5)	—
Free Cash Flow	$(6.3)	$15.6	$(43.1)	$(4.6)

(1) On February 27, 2024, the company entered into an agreement for up to $99.75 million in funding from the United States Army. In the three months ended September 30, 2026, no funding proceeds were received. Related capital spending for the project of $4.9 is excluded. In the nine months ended September 30, 2026, funding proceeds of $17.2 million were received and the related capital spending for the project of $32.7 is excluded. In the three and nine months ended September 30, 2025, funding proceeds of $10.0 and $28.0 million were received and the related capital spending for the project of $22.0 and $51.2 million is excluded.

Reconciliation of Capital expenditures less government-funded capital expenditures to GAAP Capital expenditures:

This reconciliation is provided as additional relevant information about the company’s capital expenditures. Capital expenditures less government-funded capital expenditures is an important financial measure used in the management of the business. Management believes that capital expenditures less government-funded capital expenditures is useful to investors because it is a meaningful indicator of capital expenditures associated with the ordinary course of the company’s business.

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions) (Unaudited)	2026	2025	2026	2025
Capital expenditures	$(13.1)	$(28.4)	$(53.0)	$(73.7)
Less: Government-funded capital expenditures	(4.9)	(22.0)	(32.7)	(51.2)
Capital expenditures less government-funded capital expenditures	$(8.2)	$(6.4)	$(20.3)	$(22.5)

Reconciliation of adjusted net income (loss)(2) to GAAP net income (loss) and adjusted diluted earnings (loss) per share(2) to GAAP diluted earnings (loss) per share for the three months ended September 30, 2026, September 30, 2025, and June 30, 2026:

Adjusted net income (loss) and adjusted diluted earnings (loss) per share are financial measures not required by or presented in accordance with GAAP. These Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, the financial measures prepared in accordance with GAAP, and a reconciliation of these financial measures to the most comparable GAAP financial measures is presented. Management believes this data provides investors with additional useful information on the underlying operations and trends of the business and enables period-to-period comparability of the company’s financial performance.

	Three months ended September 30, 2026		Three months ended September 30, 2025		Three months ended June 30, 2026
(Dollars in millions) (Unaudited)	Net income (loss)	Diluted earnings (loss) per share(1)	Net income (loss)	Diluted earnings (loss) per share(12)	Net income (loss)	Diluted earnings (loss) per share(13)
As reported	$23.8	$0.55	$8.1	$0.19	$8.9	$0.21
Adjustments:(2)
Restructuring charges(3)	—	—	2.7	0.06	—	—
Loss (gain) on sale or disposal of assets, net(4)	0.2	—	0.2	—	—	—
Write-down of supplies inventory(4)	0.4	0.01	—	—	—	—
Accelerated depreciation(4)	0.8	0.02	—	—	—	—
Loss (gain) from remeasurement of benefit plans, net	(15.7)	(0.36)	—	—	—	—
Sales and use tax refund	—	—	(0.3)	(0.01)	—	—
Business transformation costs(5)	0.3	0.01	—	—	0.3	0.01
IT transformation costs(6)	0.1	—	1.0	0.03	0.3	0.01
Manufacturing optimization costs(7)	2.0	0.05	1.3	0.03	2.2	0.05
USW one-time contract negotiation(8)	—	—	—	—	0.1	—
Write-off of debt issuance costs(9)	—	—	—	—	0.1	—
Tax effect on above adjustments(10)	3.0	0.07	(1.2)	(0.03)	(0.8)	(0.02)
As adjusted(11)	$14.9	$0.35	$11.8	$0.27	$11.1	$0.26

(1) For the three months ended September 30, 2026, common share equivalents for shares issuable for equity-based awards (1.7 million shares) were included in the computation of diluted earnings (loss) per share, as they were considered dilutive. The total diluted weighted average shares outstanding for the three months ended September 30, 2026 was 43.1 million shares.

(2) Adjusted net income (loss) and adjusted diluted earnings (loss) per share are defined as net income (loss) and diluted earnings (loss) per share, respectively, excluding, as applicable, adjustments listed in the foregoing table.

(3) During the third quarter of 2025, the company offered an exit incentive program to certain employees at the company's corporate headquarters and manufacturing facilities to support succession planning and continue execution of the company's sustainable profitable growth strategy.

(4) Certain assets and the related supplies inventory were deemed no longer needed based on recent manufacturing and commercial efficiency reviews.

(5) Business transformation costs consist of professional service fees associated with the evaluation of certain strategic opportunities, with a focus on targeted growth to diversify the company’s end market and product portfolio through acquisitions.

(6) The company is undergoing a multi-year IT transformation initiative intended to streamline and modernize legacy IT systems while also reducing operating costs, increasing information security and positioning us to take advantage of market opportunities. IT transformation costs were primarily related to professional service fees not eligible for capitalization and are primarily related to project planning and third-party implementation services.

(7) Manufacturing optimization costs consist of third-party professional fees related to process optimization efforts and improving manufacturing efficiency within targeted facilities.

(8) The United Steelworkers (“USW”) ratified a new four‑year labor agreement with Metallus on February 5, 2026. A one‑time payment in the total amount of $1.9 million was made in the first quarter of 2026 to union employees, in accordance with the terms of the agreement, along with $0.4 million of one-time payments related to external parties assisting with achieving the new labor agreement.

(9) Write-off of debt issuance costs associated with refinancing activities.

(10) Tax effect on above adjustments includes the tax impact related to the adjustments shown above. Refer to the adjusted effective tax rate reconciliation table.

(11) Adjusted net income (loss), adjusted diluted earnings (loss) per share, and the related tax effect has been revised to include amortization of cloud computing software costs.

(12) For the three months ended September 30, 2025, common share equivalents for shares issuable for equity-based awards (1.2 million shares) were included in the computation of as reported and as adjusted diluted earnings (loss) per share, as they were considered dilutive. The total diluted weighted average shares outstanding for the three months ended September 30, 2025 was 43.0 million shares.

(13) For the three months ended June 30, 2026, common share equivalents for shares issuable for equity-based awards (1.5 million shares) were included in the computation of diluted earnings (loss) per share, as they were considered dilutive. The total diluted weighted average shares outstanding for the three months ended June 30, 2026 was 43.1 million shares.

Reconciliation of adjusted net income (loss)(2) to GAAP net income (loss) and adjusted diluted earnings (loss) per share(2) to GAAP diluted earnings (loss) per share for the nine months ended September 30, 2026 and September 30, 2025:

Adjusted net income (loss) and adjusted diluted earnings (loss) per share are financial measures not required by, or presented in accordance with GAAP. These Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, the financial measures prepared in accordance with GAAP, and a reconciliation of these financial measures to the most comparable GAAP financial measures is presented. Management believes this data provides investors with additional useful information on the underlying operations and trends of the business and enables period-to-period comparability of the company’s financial performance.

	Nine Months Ended September 30, 2026		Nine Months Ended September 30, 2025
(Dollars in millions) (Unaudited)	Net income (loss)	Diluted earnings (loss) per share(1)	Net income (loss)	Diluted earnings (loss) per share(14)
As reported	$38.1	$0.88	$13.1	$0.30
Adjustments:(2)
Restructuring charges(3)	—	—	2.7	0.06
Loss (gain) on sale or disposal of assets, net(4)	0.4	—	(1.3)	(0.03)
Write-down of supplies inventory(4)	0.4	0.01	—	—
Accelerated depreciation(4)	0.8	0.02	—	—
Loss on extinguishment of debt	—	—	3.6	0.08
Loss (gain) from remeasurement of benefit plans, net	(18.2)	(0.41)	—	—
Sales and use tax refund	—	—	(1.1)	(0.03)
Business transformation costs(5)	1.2	0.03	—	—
IT transformation costs(6)	0.6	0.01	2.9	0.08
Rebranding costs(7)	—	—	0.1	—
Manufacturing optimization costs(8)	6.5	0.16	1.5	0.03
USW one-time contract negotiation(9)	2.3	0.05	—	—
Write-off of debt issuance costs(10)	0.1	—	—	—
Salaried pension plan surplus asset distribution(11)	—	—	3.6	0.08
Tax effect on above adjustments(12)	1.5	0.03	(2.1)	(0.04)
As adjusted(13)	$33.7	$0.78	$23.0	$0.53

(1) For the nine months ended September 30, 2026, common share equivalents for shares issuable for equity-based awards (1.5 million shares) were included in the computation of diluted earnings (loss) per share, as they were considered dilutive. The total diluted weighted average shares outstanding for the nine months ended September 30, 2026 was 43.1 million shares.

(2) Adjusted net income (loss) and adjusted diluted earnings (loss) per share are defined as net income (loss) and diluted earnings (loss) per share, respectively, excluding, as applicable, adjustments listed in the foregoing table.

(3) During the third quarter of 2025, the company offered an exit incentive program to certain employees at the company's corporate headquarters and manufacturing facilities to support succession planning and continue execution of the company's sustainable profitable growth strategy.

(4) Certain assets and the related supplies inventory were deemed no longer needed based on recent manufacturing and commercial efficiency reviews.

(5) Business transformation costs consist of professional service fees associated with the evaluation of certain strategic opportunities, with a focus on targeted growth to diversify the company’s end market and product portfolio through acquisitions.

(6) The company is undergoing a multi-year IT transformation initiative intended to streamline and modernize legacy IT systems while also reducing operating costs, increasing information security and positioning us to take advantage of market opportunities. IT transformation costs were primarily related to professional service fees not eligible for capitalization and are primarily related to project planning and third-party implementation services.

(7) Rebranding costs consist primarily of professional service fees associated with the company's name change to Metallus Inc., announced during the first quarter of 2024.

(8) Manufacturing optimization costs consist of third-party professional fees related to process optimization efforts and improving manufacturing efficiency within targeted facilities.

(9) The United Steelworkers (“USW”) ratified a new four‑year labor agreement with Metallus on February 5, 2026. A one‑time payment in the total amount of $1.9 million was made in the first quarter of 2026 to union employees, in accordance with the terms of the agreement, along with $0.4 million of one-time payments related to external parties assisting with achieving the new labor agreement.

(10) Write-off of debt issuance costs associated with refinancing activities.

(11) Following the completion of the salaried pension plan annuitization in May 2024, there were surplus assets which were used to make a one-time 401(k) contribution to eligible employees. As a result, the Company recognized a loss of $3.6 million when the remaining assets were distributed.

(12) Tax effect on above adjustments includes the tax impact related to the adjustments shown above. Refer to the adjusted effective tax rate reconciliation table.

(13) Adjusted net income (loss), adjusted diluted earnings (loss) per share, and the related tax effect has been revised to include amortization of cloud computing software costs.

(14) For the nine months ended September 30, 2025, common share equivalents for shares issuable upon the conversion of outstanding convertible notes (0.4 million shares) and common share equivalents for shares issuable for equity-based awards (0.9 million shares) were included in the computation of diluted earnings (loss) per share, as they were considered dilutive. For the convertible notes, the company utilizes the if-converted method to calculate diluted earnings (loss) per share. Based on the timing of the convertible note settlement during the nine months ended September 30, 2025, there were no adjustments to net income for the add back of convertible notes interest expense (including amortization of convertible notes issuance costs).

Reconciliation of adjusted effective tax rate to GAAP effective tax rate for the three months ended September 30, 2026, September 30, 2025, and June 30, 2026:

This reconciliation is provided as additional relevant information between the company's GAAP effective tax rate and the adjusted effective tax rate. These Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, the financial measures prepared in accordance with GAAP, and a reconciliation of these financial measures to the most comparable GAAP financial measures is presented. Management believes this data provides investors with additional useful information on the underlying operations and trends of the business and enables period-to-period comparability of the company’s financial performance.

	Three months ended September 30, 2026			Three months ended September 30, 2025			Three months ended June 30, 2026
(Dollars in millions) (Unaudited)	Pre-tax (loss) income	Income tax expense (benefit)	Effective tax rate	Pre-tax (loss) income	Income tax expense (benefit)	Effective tax rate	Pre-tax (loss) income	Income tax expense (benefit)	Effective tax rate
As reported	$32.3	$8.5	26.3%	$10.9	$2.8	25.7%	$11.9	$3.0	25.2%
Non-GAAP Adjustments	(11.9)	(3.0)		4.9	1.2		3.0	0.8
As adjusted(1)	$20.4	$5.5	27.0%	$15.8	$4.0	25.3%	$14.9	$3.8	25.5%

(1) Refer to adjusted net income and earnings per share reconciliation for details.

Reconciliation of adjusted effective tax rate to GAAP effective tax rate for the nine months ended September 30, 2026 and September 30, 2025:

This reconciliation is provided as additional relevant information between the company's GAAP effective tax rate and the adjusted effective tax rate. These Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, the financial measures prepared in accordance with GAAP, and a reconciliation of these financial measures to the most comparable GAAP financial measures is presented. Management believes this data provides investors with additional useful information on the underlying operations and trends of the business and enables period-to-period comparability of the company’s financial performance.

	Nine Months Ended September 30, 2026			Nine Months Ended September 30, 2025
(Dollars in millions) (Unaudited)	Pre-tax (loss) income	Income tax expense (benefit)	Effective tax rate	Pre-tax (loss) income	Income tax expense (benefit)	Effective tax rate
As reported	$52.2	$14.1	27.0%	$22.4	$9.3	41.5%
Non-GAAP Adjustments(1)	(5.9)	(1.5)		12.0	2.1
As adjusted	$46.3	$12.6	27.2%	$34.4	$11.4	33.1%

(1) Refer to adjusted net income and earnings per share reconciliation for details.

Reconciliation of Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA)(3) and Adjusted EBITDA(12) to GAAP Net Income (Loss):

This reconciliation is provided as additional relevant information about the company's performance. EBITDA and Adjusted EBITDA are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBITDA and Adjusted EBITDA is useful to investors as these measures are representative of the company's performance. Management also believes that it is appropriate to compare GAAP net income (loss) to EBITDA and Adjusted EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30,
(Dollars in millions) (Unaudited)	2026	2025	2026	2025	2026
Net income (loss)	$23.8	$8.1	$38.1	$13.1	$8.9
Net Income Margin (1)	7.1%	2.6%	3.9%	1.5%	2.6%

Provision (benefit) for income taxes	8.5	2.8	14.1	9.3	3.0
Interest (income) expense, net	(0.3)	(1.4)	(0.8)	(4.2)	(0.1)

Depreciation and amortization	14.5	14.3	41.6	42.1	13.4
Amortization of cloud-computing costs (2)	0.7	0.3	1.9	0.9	0.9
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (3)	$47.2	$24.1	$94.9	$61.2	$26.1
EBITDA Margin (3)	14.0%	7.9%	9.6%	6.9%	7.7%
Adjustments:
Restructuring charges (4)	—	2.7	—	2.7	—
(Gain) loss from remeasurement of benefit plans	(15.7)	—	(18.2)	—	—
Loss on extinguishment of debt	—	—	—	3.6	—
Sales and use tax refund	—	(0.3)	—	(1.1)	—
Business transformation costs (5)	0.3	—	1.2	—	0.3
IT transformation costs (6)	0.1	1.0	0.6	2.9	0.3
Rebranding costs (7)	—	—	—	0.1	—
Manufacturing optimization costs (8)	2.0	1.3	6.5	1.5	2.2
USW one-time contract negotiation (9)	—	—	2.3	—	0.1
Salaried pension plan surplus asset distribution (10)	—	—	—	3.6	—
Write-down of supplies inventory (11)	0.4	—	0.4	—	—
(Gain) loss on sale or disposal of assets, net(11)	0.2	0.2	0.4	(1.3)	—
Adjusted EBITDA (12)	$34.5	$29.0	$88.1	$73.2	$29.0
Adjusted EBITDA Margin (12)	10.2%	9.5%	8.9%	8.2%	8.5%

(1) Net Income Margin is defined as net income (loss) as a percentage of net sales.

(2) Amortization of cloud computing software costs consists of expense recognized in Selling, General, and Administrative expense resulting from amortization of capitalized implementation costs for cloud computing IT systems. This expense is not included in depreciation and amortization.

(3) EBITDA is defined as net income (loss) before interest (income) expense, net, income taxes, depreciation and amortization, including cloud-computing costs. EBITDA Margin is EBITDA as a percentage of net sales.

(4) During the third quarter of 2025, the company offered an exit incentive program to certain employees at the company's corporate headquarters and manufacturing facilities to support succession planning and continue execution of the company's sustainable profitable growth strategy.

(5) Business transformation costs consist of professional service fees associated with the evaluation of certain strategic opportunities, with a focus on targeted growth to diversify the company’s end market and product portfolio through acquisitions.

(6) The company is undergoing a multi-year IT transformation initiative intended to streamline and modernize legacy IT systems while also reducing operating costs, increasing information security and positioning us to take advantage of market opportunities. IT transformation costs were primarily related to professional service fees not eligible for capitalization and are primarily related to project planning and third-party implementation services.

(7) Rebranding costs consist primarily of professional service fees associated with the company's name change to Metallus Inc., announced during the first quarter of 2024.

(8) Manufacturing optimization costs consist of third-party professional fees related to process optimization efforts and improving manufacturing efficiency within targeted facilities.

(9) The United Steelworkers (“USW”) ratified a new four‑year labor agreement with Metallus on February 5, 2026. A one‑time payment in the total amount of $1.9 million was made in the first quarter of 2026 to union employees, in accordance with the terms of the agreement, along with $0.4 million of one-time payments related to external parties assisting with achieving the new labor agreement.

(10) Following the completion of the salaried pension plan annuitization in May 2024, there were surplus assets which were used to make a one-time 401(k) contribution to eligible employees. As a result, the company recognized a loss of $3.6 million when the remaining assets were distributed.

(11) Certain assets and the related supplies inventory were deemed no longer needed based on recent manufacturing and commercial efficiency reviews.

(12) Adjusted EBITDA is defined as EBITDA excluding, as applicable, adjustments listed in the table above. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of net sales.

Reconciliation of Base Sales by end-market to GAAP Net Sales by end-market:

The tables below present net sales by end-market, adjusted to exclude surcharges, which represents a financial measure that has not been determined in accordance with GAAP. Management believes presenting net sales by end-market, both on a gross basis and on a per ton basis, adjusted to exclude raw material and energy surcharges, provides additional insight into key drivers of net sales such as base price and product mix. Due to the fact that the surcharge mechanism can introduce volatility to our net sales, net sales adjusted to exclude surcharges provides management and investors clarity of our core pricing and results. Presenting net sales by end-market, adjusted to exclude surcharges including on a per ton basis, allows management and investors to better analyze key market indicators and trends and allows for enhanced comparison between our end-markets.

When surcharges are included in a customer agreement and are applicable (i.e., reach the threshold amount), based on the terms outlined in the respective agreement, surcharges are then included as separate line items on a customer’s invoice. These additional surcharge line items adjust base prices to match cost fluctuations due to market conditions. Each month, the company will post on the surcharges page of its external website, as well as our customer portal, the scrap, alloy, and energy surcharges that will be applied (as a separate line item) to invoices dated in the following month (based upon shipment volumes in the following month). All surcharges invoiced are included in GAAP net sales.

(Dollars in millions, ship tons in thousands)
	Three Months Ended September 30, 2026
	Industrial	Automotive	Aerospace & Defense	Energy	Other	Total
Ship Tons	63.2	69.8	21.9	10.9	—	165.8

Net Sales	$115.1	$123.6	$66.4	$25.4	$6.7	$337.2
Less: Surcharges	33.9	27.4	9.0	7.2	—	77.5
Base Sales	$81.2	$96.2	$57.4	$18.2	$6.7	$259.7

Net Sales / Ton	$1,821	$1,771	$3,032	$2,330	$—	$2,034
Surcharges / Ton	$536	$393	$411	$661	$—	$467
Base Sales / Ton	$1,285	$1,378	$2,621	$1,669	$—	$1,567

	Three Months Ended September 30, 2025
	Industrial	Automotive	Aerospace & Defense	Energy	Other	Total
Ship Tons	65.1	71.6	16.3	10.1	—	163.1

Net Sales	$106.7	$125.9	$47.2	$21.6	$4.5	$305.9
Less: Surcharges	28.2	25.1	5.7	5.0	—	64.0
Base Sales	$78.5	$100.8	$41.5	$16.6	$4.5	$241.9

Net Sales / Ton	$1,639	$1,758	$2,896	$2,139	$—	$1,876
Surcharges / Ton	$433	$351	$350	$495	$—	$392
Base Sales / Ton	$1,206	$1,407	$2,546	$1,644	$—	$1,484

	Three Months Ended June 30, 2026
	Industrial	Automotive	Aerospace & Defense	Energy	Other	Total
Ship Tons	65.2	74.9	20.0	14.1	—	174.2

Net Sales	$116.1	$128.1	$60.1	$30.3	$6.4	$341.0
Less: Surcharges	33.8	29.0	8.2	8.6	—	79.6
Base Sales	$82.3	$99.1	$51.9	$21.7	$6.4	$261.4

Net Sales / Ton	$1,781	$1,710	$3,005	$2,149	$—	$1,958
Surcharges / Ton	$518	$387	$410	$610	$—	$457
Base Sales / Ton	$1,263	$1,323	$2,595	$1,539	$—	$1,501

(Dollars in millions, ship tons in thousands)
	Nine Months Ended September 30, 2026
	Industrial	Automotive	Aerospace & Defense	Energy	Other	Total
Ship Tons	195.5	211.3	59.6	37.4	—	503.8

Net Sales	$343.5	$364.4	$178.4	$82.4	$17.8	$986.5
Less: Surcharges	99.1	79.6	25.6	22.8	—	227.1
Base Sales	$244.4	$284.8	$152.8	$59.6	$17.8	$759.4

Net Sales / Ton	$1,757	$1,725	$2,993	$2,203	$—	$1,958
Surcharges / Ton	$507	$377	$430	$610	$—	$451
Base Sales / Ton	$1,250	$1,348	$2,563	$1,593	$—	$1,507

	Nine Months Ended September 30, 2025
	Industrial	Automotive	Aerospace & Defense	Energy	Other	Total
Ship Tons	197.9	205.3	40.3	40.2	—	483.7

Net Sales	$312.8	$361.9	$121.8	$81.1	$13.4	$891.0
Less: Surcharges	83.4	71.5	14.8	19.5	—	189.2
Base Sales	$229.4	$290.4	$107.0	$61.6	$13.4	$701.8

Net Sales / Ton	$1,581	$1,763	$3,022	$2,017	$—	$1,842
Surcharges / Ton	$421	$348	$367	$485	$—	$391
Base Sales / Ton	$1,160	$1,415	$2,655	$1,532	$—	$1,451

Calculation of Total Liquidity(1):

This calculation is provided as additional relevant information about the company's financial position.

(Dollars in millions) (Unaudited)	September 30, 2026	December 31, 2025
Cash and cash equivalents	$98.6	$156.7

Credit Agreement:
Maximum availability	$300.0	$400.0
Suppressed availability(2)	(4.7)	(162.2)
Availability	295.3	237.8
Credit facility amount borrowed	—	—
Letter of credit obligations	(5.2)	(5.3)
Availability not borrowed	$290.1	$232.5

Total Liquidity(1)	$388.7	$389.2

(1) Total Liquidity is defined as available borrowing capacity plus cash and cash equivalents.

(2) As of September 30, 2026 and December 31, 2025, Metallus had less than $300 million and $400 million, respectively, in collateral assets to borrow against.

ADJUSTED EBITDA(1) WALKS
(Dollars in millions) (Unaudited)	2025 3Q vs. 2026 3Q	2026 2Q vs. 2026 3Q
Beginning Adjusted EBITDA(1)	$29.0	$29.0
Volume	—	(3.7)
Price/Mix	12.3	9.6
Raw Material Spread	(3.3)	0.8
Manufacturing	(6.0)	(3.6)
SG&A	0.1	(0.3)
Other	2.4	2.7
Ending Adjusted EBITDA(1)	$34.5	$34.5

(1) Please refer to the Reconciliation of Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA to GAAP Net Income (Loss).